Microelectronics Technology Company

Pro Forma Consolidated Financial Statements

(Expressed in US dollars)

(Unaudited)

Pro Forma Consolidated Balance Sheet as at June 30, 2011--PF - 2

Notes to the Pro Forma Consolidated Financial Statements--PF - 3

Microelectronics Technology Company

Pro Forma Consolidated Balance Sheet

As at June 30, 2011

(Expressed in U.S. dollars)

(Unaudited)

	Microelectronics As at June 30,	Cloud Data As at June 30,	Pro Forma Adjustments		Pro Forma
	2011	2011	Note 3		Consolidated

ASSETS

Current Assets
Cash	$534	$100		$—	$634
Amounts receivable	386	—		—	386
Prepaid expenses	668	—		—	668
Total current assets	1,588	100		—	1,688

Intangible asset	—	140,000		—	140,000
Mineral claims acquisition costs	124,912	—		—	124,912
Total Assets	$126,500	$140,100		$—	$266,600

LIABILITIES

Current Liabilities
Accounts payable	$44,107	$27,200		$—	$71,307
Due to related parties	73,915	2,500		—	76,415
Due to former related party	190,084	—		—	190,084
Total Liabilities	308,106	29,700		—	337,806

SHAREHOLDERS’ DEFICIT

Preferred stock	1	—		—	1

Common stock	541	70,000	(a)	700	1,241
			(a)	(70,000)

Additional paid-in capital	1,035,080	70,000	(a)	(70,000)	—
			(a)	(1,035,080)

Stock subscriptions receivable	(38,400)	—		—	(38,400)

Accumulated deficit	(1,178,828)	(29,600)	(a)	1,178,828	(34,048)
			(a)	(4,448)
Total Stockholders’ Deficit	(181,606)	110,400		—	(71,206)
Total Liabilities and Stockholders’ Deficit	$126,500	$140,100		$—	$266,600

Microelectronics Technology Company

Notes to Pro Forma Consolidated Financial Statements

(Expressed in U.S. dollars)

(Unaudited)

1.     Basis of Presentation

Pursuant to a share exchange agreement dated August 26, 2011, Microelectronics Technology Company (“Microelectronics”) acquired all of the issued and outstanding common shares of Cloud Data Corporation (“Cloud Data”) in exchange for the issuance by Microelectronics to the shareholders of Cloud Data an aggregate of 70,000,000 shares of common stock. See Note 2.

These unaudited pro forma financial statements (“pro forma financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States and are expressed in US dollars. These pro forma financial statements do not contain all of the information required for annual financial statements. Accordingly, they should be read in conjunction with the most recent annual and interim financial statements of Microelectronics and Cloud Data.

These pro forma financial statements have been compiled from and include:

(a) an unaudited pro forma balance sheet combining the audited balance sheet of Microelectronics as at June 30, 2011, with the unaudited balance sheet of Cloud Data as at June 30, 2011, giving effect to the transaction as if it occurred on July 1, 2010.

The unaudited pro forma financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Microelectronics for the year ended June 30, 2011. Based on the review of the accounting policies of Cloud Data, it is Microelectronics’ management’s opinion that there are no material accounting differences between the accounting policies of Microelectronics and Cloud Data. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Microelectronics.

It is management’s opinion that these pro forma financial statements include all adjustments necessary for the fair presentation, in all material respects, of the proposed transaction described above in accordance with United States generally accepted accounting principles applied on a basis consistent with Microelectronics’ accounting policies. No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction. The pro forma statement of operations does not reflect non-recurring charges or credits directly attributable to the transaction, of which none are currently anticipated.

The unaudited pro forma financial statements are not intended to reflect the financial position of Microelectronics which would have actually resulted had the proposed transaction been effected on the date indicated.

2.     Acquisition of Business

Pursuant to a share exchange agreement dated August 26, 2011, the Company agreed to acquire all of the issued and outstanding shares of Cloud Data in exchange for the issuance of 70,000,000 shares of the Company’s common stock. The share exchange was treated as a reverse acquisition with Cloud Data deemed the accounting acquirer and the Company deemed the accounting acquiree under the purchase method of accounting, with the former shareholders of Cloud Data controlling approximately 52% of the voting rights after the closing of the transaction. The reverse merger is deemed a recapitalization and the consolidated financial statements represent the continuation of the financial statements of Cloud Data (the accounting acquirer/legal subsidiary) except for its capital structure, and the consolidated financial statements reflect the assets and liabilities of Cloud Data recognized and measured at their carrying value before the combination and the assets and liabilities of the Company (the legal acquiree/legal parent). The equity structure reflects the equity structure of the Company, the legal parent, and the equity structure of Cloud Data, the accounting acquirer, as restated using the exchange ratios established in the share exchange agreement to reflect the number of shares of the legal parent.

The preliminary allocation of the purchase price is summarized in the table below and is subject to change.

Net book value of the Microelectronics’ net assets acquired
Cash	$534
Amounts receivable	386
Prepaid expenses	668
Mineral claims acquisition costs	124,912
Accounts payable	(44,107)
Due to related parties	(73,915)
Due to former related party	(190,084)

$(181,606)

Microelectronics Technology Company

Notes to Pro Forma Consolidated Financial Statements

(Expressed in U.S. dollars)

(Unaudited)

3.     Pro Forma Assumptions and Adjustments

The unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions and adjustments:

(a)   In connection with the closing of the share exchange agreement, Microelectronics agreed to acquire all of the issued and outstanding common shares of Cloud Data from the shareholders of Cloud Data in exchange for the issuance by Microelectronics to the shareholders of Cloud Data of an aggregate of 70,000,000 shares of the common stock, on a pro rata basis. The acquisition has been accounted for using the purchase method with Cloud Data identified as the acquirer and the business acquired recorded at book value. The purchase price for the merger has been allocated to the acquired assets and liabilities of Microelectronics on a pro forma basis as described in Note 2. Cloud Data’s common stock and Microelectronics’ accumulated deficit as at June 30, 2011, are eliminated upon consolidation.